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                                                                    Exhibit (18)

Letter Regarding Change in Accounting Principles

February 10, 2006

Mr. Philip G. Weaver
Chief Financial Officer
701 Lima Avenue
Findlay, Ohio 45840

Dear Mr. Weaver:

The Notes to the Consolidated Financial Statements of Cooper Tire & Rubber Company included in its Form 10-K for the year ended December 31, 2005 describe a change in accounting method relating to a change in the actuarial valuation measurement date for its pension plans in the United Kingdom from September 30 to December 31. There are no authoritative criteria for determining a preferable actuarial valuation measurement date based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Very truly yours,

/s/ Ernst & Young LLP

Ernst & Young LLP

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